As filed with the Securities and Exchange Commission on December 21, 2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Skillsoft Corp.
(Exact Name of Registrant as Specified in Its Charter)
Delaware	83-4388331
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
300 Innovative Way, Suite 201
Nashua, New Hampshire 03062
(603) 324-3000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Richard Walker
Chief Financial Officer
300 Innovative Way, Suite 201
Nashua, New Hampshire 03062
(603) 324-3000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
Copies to:
P.J. Himelfarb Merritt S. Johnson Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 Tel: (212) 310-8000 Fax: (212) 310-8007	Sarah Kinnick Hilty Chief Legal Officer 300 Innovative Way, Suite 201 Nashua, New Hampshire 03062 (603) 324-3000
Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
This Registration Statement on Form S-3 (including the prospectus contained herein) (the “Registration Statement”) is being filed by Skillsoft Corp. (“Skillsoft,” “we,” “us,” “our” and the “Company”) to cover the resale by selling securityholders (“Selling Securityholders”) of (i) 73,848,674 shares of Class A common stock, par value $0.0001 per share of the Company (“Class A common stock”); (ii) 17,666,667 warrants to purchase shares of Class A common stock at an exercise price of $11.50 per share (the “Private Warrants”); and (iii) 41,120,263 shares of Class A common stock underlying the Warrants (as defined herein) in connection with certain obligations pursuant to registration rights agreements entered into in connection with Skillsoft’s business combination on June 11, 2021 and the acquisition of Codecademy (as defined herein) on April 4, 2022. The applicable registration rights agreements are attached as Exhibits 4.2, 4.5 and 4.6 to this Registration Statement.
The Company is not offering for sale shares of Class A common stock or Warrants pursuant to this Registration Statement and will not receive any proceeds from the sale of any shares of Class A common stock or Warrants sold hereunder, except with respect to amounts received by the Company upon exercise of any outstanding Warrants to the extent such Warrants are exercised for cash.
The Company’s registration of the Class A common stock and Private Warrants pursuant to this Registration Statement does not mean that the Selling Securityholders will offer or sell any of the Class A common stock or Private Warrants covered by the Registration Statement or that the Company will issue any shares of Class A common stock underlying the Warrants.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion, dated December 21, 2022
Preliminary Prospectus
73,848,674 Shares of Class A Common Stock
17,666,667 Warrants to Purchase Shares of Class A Common Stock
41,120,263 Shares of Class A Common Stock Underlying Warrants
This prospectus relates to (i) the issuance by us of up to 23,453,596 shares of our Class A common stock that are issuable upon the exercise of certain warrants (the “Public Warrants,” together with the Private Warrants, the “Warrants”) at an exercise price of $11.50 per share, and (ii) the offer and sale from time to time by the Selling Securityholders, or their permitted transferees, of (a) up to 91,515,341 shares of our Class A common stock (which includes up to 17,666,667 shares of Class A common stock issuable upon the exercise of outstanding Private Warrants), and (b) up to 17,666,667 Private Warrants.
We are not selling securities pursuant to this prospectus and will not receive any proceeds from the sale of securities pursuant to this prospectus, except with respect to amounts received by us upon exercise of the Warrants to the extent such Warrants are exercised for cash. However, we will pay certain expenses associated with the sale of securities pursuant to this prospectus. Any amounts we receive from such exercises will be used for general corporate purposes which may include acquisitions or other strategic investments or repayment of outstanding indebtedness.
Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell, as applicable, any of the securities or that we will issue any shares of Class A common stock underlying the Warrants. The Selling Securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information in the section entitled “Plan of Distribution.”
You should read this prospectus, and any documents incorporated by reference herein, and any prospectus supplement or amendment carefully before you invest in our securities. Our Class A common stock and Public Warrants are traded on the New York Stock Exchange under the symbol “SKIL” and “SKIL.WS,” respectively. On December 20, 2022, the last reported sale price of our Class A common stock on the New York Stock Exchange was $1.12 per share, and the closing price of our Public Warrants was $0.08 per warrant.
Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 4.
Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is December   , 2022

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we and the Selling Securityholders may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. We may use the shelf registration statement to issue up to an aggregate of 23,453,596 shares of Class A common stock upon exercise of the Public Warrants, which includes 453,596 shares of Class A common stock underlying Warrants that were previously issued as Private Warrants but now constitute Public Warrants as a result of being sold in unregistered transactions under Rule 144 under the Securities Act. The Selling Securityholders may use this shelf registration statement to offer and sell (a) up to 91,515,341 shares of our Class A common stock (which includes up to 17,666,667 shares of Class A common stock issuable upon the exercise of outstanding Private Warrants) and (b) up to 17,666,667 Private Warrants, from time to time, through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Securityholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Class A common stock and/or Warrants being offered and the terms of the offering.
A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, the documents incorporated by reference, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information” and “Incorporation by Reference.”
Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, the documents incorporated by reference, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, the documents incorporated by reference, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any document incorporated by reference or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus, any document incorporated by reference or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations, and prospects may have changed since those dates.
To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference filed with the SEC before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in a document incorporated by reference is inconsistent with a statement in another document incorporated by reference having a later date, the statement in the document having the later date modifies or supersedes the earlier statement. Further, this prospectus and the information incorporated by reference contain summaries of certain provisions contained in some of the documents described herein or therein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. See “Where You Can Find More Information” and “Incorporation by Reference.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein include statements that are, or may be deemed to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are intended to be covered by the safe harbors created by those laws. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts, that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our outlook, our product development and planning, our pipeline, future capital expenditures, share repurchases, financial results, the impact of regulatory changes, existing and evolving business strategies, acquisitions and dispositions, demand for our services, competitive strengths and goals, the benefits of new initiatives, growth of our business and operations, our ability to successfully implement our plans, strategies, objectives, expectations and intentions are forward-looking statements. Also, when we use words such as “may,” “will,” “would,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “forecast,” “seek,” “outlook,” “target,” goal,” “probably,” or similar expressions, we are making forward-looking statements. Such statements are based upon the current beliefs and expectations of Skillsoft’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. All forward-looking disclosure is speculative by its nature.
There are important risks, uncertainties, events and factors that could cause our actual results or performance to differ materially from those in these forward-looking statements, including:
•
our ability to realize the benefits expected from the business combination between Skillsoft, Churchill Capital Corp. II (“Churchill”), and Global Knowledge, and other recent transactions, including our acquisitions of Pluma, Inc. (“Pluma”) and Ryzac, Inc. (“Codecademy”) and disposition of SumTotal;

•
the impact of U.S. and worldwide economic trends, financial market conditions, geopolitical events, natural disasters, climate change, public health crises, the ongoing COVID-19 pandemic (including any variant), political crises, or other catastrophic events on our business, liquidity, financial condition, and results of operations;

•
our ability to attract and retain key employees and qualified technical and sales personnel;

•
our reliance on third parties to provide us with learning content, subject matter expertise, and content productions and the impact on our business if our relationships with these third parties are terminated;

•
fluctuations in our future operating results;

•
our ability to successfully identify, consummate, and achieve strategic objectives in connection with our acquisition opportunities and realize the benefits expected from the acquisition;

•
the demand for, and acceptance of, our products and for cloud-based technology learning solutions in general;

•
our ability to compete successfully in competitive markets and changes in the competitive environment in our industry and the markets in which we operate;

•
our ability to market existing products and develop new products;

•
a failure of our information technology infrastructure or any significant breach of security, including in relation to the migration of our key platforms from our systems to cloud storage;

•
future regulatory, judicial, and legislative changes in our industry;

•
our ability to comply with laws and regulations applicable to our business, including shifting global privacy, data protection, and cyber and information security laws and regulations, as well as state privacy and data protection laws;

•
a failure to achieve and maintain effective internal control over financial reporting;

•
fluctuations in foreign currency exchange rates;

•
our ability to protect or obtain intellectual property rights;

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our ability to raise additional capital;

•
the impact of our indebtedness on our financial position and operating flexibility;

•
our ability to meet future liquidity requirements and comply with restrictive covenants related to long-term indebtedness;

•
our ability to implement our share repurchase program successfully;

•
our ability to successfully defend ourselves in legal proceedings; and

•
our ability to continue to meet applicable listing standards.

You should understand that many important factors could cause our results to differ materially from those expressed or suggested in any forward-looking statements. Further information about these and other relevant risks and uncertainties may be found under the caption “Risk Factors” in our Quarterly Reports on Form 10-Q for the quarters ended April 30, 2022, July 31, 2022 and October 31, 2022, our Annual Report on Form 10-K for the year ended January 31, 2022 and in our other filings with the SEC. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Given these uncertainties, you should not put undue reliance on any forward-looking statements.

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus and in the documents incorporated by reference and does not contain all of the information that may be important to you in making your investment decision. You should read this entire prospectus and any documents incorporated by reference carefully, including the consolidated financial statements and in the matters discussed under the sections entitled “Risk Factors,” and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this prospectus.
Our Business
Skillsoft is a global leader in corporate digital learning, serving approximately 70% of the Fortune 1000, customers in over 160 countries, and a community of learners of more than 80 million globally. Skillsoft’s primary learning solutions include: (i) Percipio, an intelligent and immersive digital learning platform; (ii) Global Knowledge, a global provider of authorized information technology & development training and professional skills; (iii) Codecademy, an online learning platform for technical skills that uses an innovative, scalable approach to online coding education; and (iv) Pluma, a digital platform that provides individualized executive-quality coaching that is personal yet scalable.
The Company provides enterprise learning solutions designed to prepare organizations for the future of work, enable them to overcome critical skill gaps, drive demonstrable behavior-change, and unlock the potential in one of their most important assets: their people. The Company’s award-winning, AI-driven, immersive learning platform, Percipio, is purpose built to make learning easier, more accessible, and more effective. Percipio is an open, modern and extensible platform designed to meet the needs of the enterprise customer. Skillsoft offers a comprehensive suite of premium, original, and authorized partner content, including one of the broadest and deepest libraries of leadership & business, technology & developer, and compliance curricula. With access to a broad spectrum of learning options (including video, audio, books, bootcamps, live events, practice labs and individualized coaching), organizations can meaningfully increase learner engagement and retention. In addition, we believe our recent acquisition of Codecademy will further strengthen our content library, enhance the Percipio platform, broaden our customer reach and create significant cross selling opportunities, positioning us for faster growth.
Corporate Information
Skillsoft is a Delaware corporation. Our principal executive offices are located at 300 Innovative Way, Suite 201, Nashua, New Hampshire 03062 and our telephone number at that address is (603) 324-3000. Our website is located at https://www.skillsoft.com. Our website and the information contained on, or accessed through, our website are not part of this prospectus, and you should rely only on the information contained in this prospectus when making an investment decision.

The Offering
We are registering the issuance of 23,453,596 shares of our Class A common stock issuable upon the exercise of the Public Warrants, which includes 453,596 shares of Class A common stock underlying Warrants that were previously issued as Private Warrants but now constitute Public Warrants as a result of being sold in unregistered transactions under Rule 144 under the Securities Act.
We are also registering the offer and sale from time to time by the Selling Securityholders or their permitted transferees, of (a) up to 91,515,341 shares of our Class A common stock (which includes up to 17,666,667 shares of Class A common stock issuable upon the exercise of outstanding Private Warrants) and (b) up to 17,666,667 warrants representing the Private Warrants.
Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 4 of this prospectus.
Issuance of Class A Common Stock
The following information is as of October 31, 2022 and does not give effect to issuances of our Class A common stock, warrants or options to purchase shares of our Class A common stock after such date, or the exercise of warrants or options after such date.
Shares of our Class A common stock to be issued upon exercise of all Public
Warrants
23,453,596 shares.
Shares of our Class A common stock outstanding prior to exercise of all Public
Warrants
164,316,842 shares.
Use of proceeds
We will receive up to an aggregate of approximately $269.7 million from the exercise of all Public Warrants, assuming the exercise in full of all such warrants for cash.
Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of the Public Warrants for general corporate purposes which may include acquisitions or other strategic investments or repayment of outstanding indebtedness.
Resale of Class A common stock and
   Private Warrants
Shares of Class A common stock offered by the Selling Securityholders (including 17,666,667 shares of Class A common stock that may be issued upon exercise of the Private Warrants)
91,515,341 shares.
Warrants to purchase Class A common stock offered by the Selling Securityholders
17,666,667 warrants (representing the Private Warrants).
Use of proceeds
We will not receive any proceeds from the sale of the Class A common stock to be offered by the Selling Securityholders. With respect to shares of Class A common stock underlying the Private Warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such warrants to the extent such warrants are exercised for cash. In such case, we will receive up to an aggregate of approximately $203.2 million from the exercise of all such warrants.
Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of the Private Warrants for general corporate purposes which may include acquisitions or other strategic investments or repayment of outstanding indebtedness.
NYSE Ticker symbols
“SKIL” and “SKIL.WS” for the Class A common stock and Public Warrants, respectively.
Unless we specifically state otherwise or the context otherwise requires, the number of shares of our Class A common stock that will be outstanding after this offering is based on 164,316,842 shares of our Class A common stock outstanding as of October 31, 2022 and excludes 2,187,544 shares of Class A common stock available for future issuance under our 2020 Omnibus Incentive Plan, 2,652,481 outstanding options to purchase shares of Class A common stock, 12,985,820 restricted stock units, which are subject to vesting and 2,244,157 market-based restricted stock units, which are subject to vesting.
Unless we specifically state otherwise or the context otherwise requires, this prospectus reflects and assumes no exercise of the outstanding stock options described above.
Market Price, Ticker Symbols and Dividend Information
Market Price and Ticker Symbols
Our Class A common stock and Public Warrants are currently listed on NYSE under the symbols “SKIL” and “SKIL.WS,” respectively.
The closing price of the Class A common stock and Public Warrants on December 20, 2022, was $1.12 and $0.08, respectively.
Holders
As of October 31, 2022, the Company had 164,316,842 shares of the Class A common stock outstanding held of record by 212 holders and no shares of preferred stock outstanding. Such amounts do not include DTC participants or beneficial owners holding shares through nominee names.
Dividend Policy
We have not paid any cash dividends on our Class A common stock to date. The payment of cash dividends in the future will be dependent upon, among other things, our revenues and earnings, capital requirements and general financial condition and the terms of any outstanding indebtedness. The payment of any cash dividends will be within the discretion of the Board of Directors (the “Board”) at such time.

RISK FACTORS
An investment in our securities involves a high degree of risk. We face a variety of risks that may affect our operations or financial results and many of those risks are driven by factors that we cannot control or predict. Before investing in our securities, you should carefully consider the risks set forth under the caption “Risk Factors” in our Quarterly Reports on Form 10-Q for the quarters ended April 30, 2022, July 31, 2022 and October 31, 2022, and our Annual Report on Form 10-K for the year ended January 31, 2022, both of which are incorporated by reference herein, and in our subsequent reports filed with the SEC, together with the financial and other information contained or incorporated by reference in this prospectus. If any of these risks actually occurs, our business, prospects, financial condition, and results of operations could be materially adversely affected. In that case, the trading price of our securities would likely decline and you may lose all or a part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. Only those investors who can bear the risk of loss of their entire investment should invest in our securities.

USE OF PROCEEDS
All of the shares of Class A common stock and the Private Warrants (including shares of Class A common stock underlying such Private Warrants) offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.
We will receive up to an aggregate of approximately $472.9 million from the exercise of all Public Warrants and Private Warrants, assuming the exercise in full of all such Warrants for cash.
Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of the Warrants for general corporate purposes which may include acquisitions or other strategic investments or repayment of outstanding indebtedness. Our management will have broad discretion over the use of proceeds from the exercise of the Warrants.
There is no assurance that the holders of the Warrants will elect to exercise any or all of the Warrants. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

SELLING SECURITYHOLDERS
This prospectus relates to the resale by the Selling Securityholders from time to time of up to 91,515,341 shares of Class A common stock (including 17,666,667 shares of Class A common stock that may be issued upon exercise of the Private Warrants). The Selling Securityholders may from time to time offer and sell any or all of the Class A common stock and Private Warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and their permitted transferees who later come to hold any of the Selling Securityholders’ interest in the Class A common stock or Private Warrants in accordance with the terms of the agreement(s) governing the registration rights applicable to such Selling Securityholder’s shares of Class A common stock or Private Warrants.
The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders, the aggregate number of shares of Class A common stock and Private Warrants beneficially owned prior to the sale of the securities offered hereby by the Selling Securityholders, the aggregate number of shares of Class A common stock and Private Warrants that the Selling Securityholders may offer pursuant to this prospectus, and the number of shares of Class A common stock and Private Warrants beneficially owned by the Selling Securityholders after the sale of the securities offered hereby.
We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable. The beneficial ownership of our Class A common stock is based on 164,316,842 shares of Class A common stock issued and outstanding as of October 31, 2022. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership, we deemed outstanding shares of our Class A common stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of October 31, 2022. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Class A common stock or Private Warrants. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A common stock and Private Warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering.
Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”
Unless otherwise indicated, the business address of each beneficial owner listed in the table below is c/o 300 Innovative Way, Suite 201, Nashua, NH, 03062.

Securities Beneficially Owned Prior to this Offering
	Securities Beneficially Owned Prior to this Offering		Securities to be Sold in this Offering(1)		Securities Beneficially Owned After this Offering
Name of Selling Securityholder	Shares of Class A common stock(2)	Warrants(3)	Shares of Class A common stock(2)	Warrants(3)	Shares of Class A common stock(2)%		Warrants(3)%
MIH Learning B.V.(4)	77,928,375	16,666,667	77,928,375	16,666,667	—	—	—	—
SuRo Capital Corp.(5)	981,843	—	981,843	—	—	—	—	—
Lodbrok Capital LLP(6)	7,668,089	—	1,783,480	—	5,884,609	3.58%	—	—
Jeffrey Tarr(7)(8)	1,906,358	1,000,000	1,000,000	1,000,000	906,358	*	—	—
Union Square Ventures 2012 Fund, L.P.(9)	2,225,569	—	2,225,569	—	—	—	—	—
USV Investors 2012 Fund, L.P.(10)	86,096	—	86,096	—	—	—	—	—
Zachary D. Sims(11)(12)	3,862,579	—	3,831,673	—	30,906	*	—	—
Sims Family Delaware Holdings LLC(12)(13)	505,711	—	505,711	—	—	—	—	—
Ryan Andrew Bubinski(14)	3,172,594	—	3,172,594	—	—	—	—	—

*
Represents beneficial ownership of less than 1% of our outstanding Class A common stock

(1)
The amounts set forth in this column are the number of shares of Class A common stock and Private Warrants that may be offered for sale from time to time by each Selling Securityholder using this prospectus. These amounts do not represent any other shares of our Class A common stock or Warrants that the Selling Securityholder may own beneficially or otherwise.

(2)
Represents shares of our Class A common stock, including the shares of our Class A common stock underlying the Private Warrants.

(3)
Represents the Private Warrants.

(4)
Interests shown consist of (i) 61,261,708 shares of our Class A common stock (including 181,926 shares of Class A common stock held in escrow in accordance with the terms of the Merger Agreement (as defined herein)), and (ii) 16,666,667 shares of our Class A common stock that may be issued upon exercise of the Private Warrants. The business address of MIH Learning B.V. (“Prosus”) is Symphony Offices, Gustav Mahlerplein 5, 1082 MS Amsterdam, The Netherlands. Prosus, as assignee of the rights and obligations of MIH Edtech Investments B.V. under a Subscription Agreement dated October 12, 2020, has the right to nominate a number of directors to our Board (the “Prosus Directors”) proportionate to Prosus’s beneficial ownership of our Class A common stock for so long as Prosus beneficially owns at least 5% of our Class A common stock. Prosus has the right to designate no less than one director to our Board for so long as it beneficially owns at least 10% of our Class A common stock, and no less than two directors to our Board for so long as it beneficially owns at least 20% of our Class A common stock. Patrick Kolek and Lawrence Charles Illg currently serve as the Prosus Directors.

(5)
The business address for SuRo Capital Corp. is c/o Allison Green, 640 Fifth Avenue, 12th Floor, New York, NY, 10019. The Chief Executive Officer & President of SuRo Capital Corp. is Mark Klein, who was a member of the board of Churchill Sponsor II LLC and is the brother of Michael Klein, who is a member of the Board.

(6)
Interests shown consist of (i) 5,884,609 shares of Class A common stock originally received as a stockholder of Software Luxembourg Holding S.A. pursuant to that certain Agreement and Plan of Merger between Skillsoft and Software Luxembourg Holding S.A. dated October 12, 2020, and (ii) 1,783,480 shares of Class A common stock that were originally issued pursuant to that certain Subscription Agreement, dated October 13, 2020, by and between Skillsoft and Lodbrok Capital LLP. Such shares of Class A common stock are held by certain funds and managed accounts to which Lodbrok

Capital LLP serves as investment manager. The business address of such holders is 55 St. James Street, London, SW1A 1JT, United Kingdom. Voting and disposition decisions at Lodbrok Capital LLP are considered by an investment committee comprising Mikael Brantberg (as the CIO), analysts and a trader, with the power to vote or dispose of any shares resting with Mr. Brantberg. Mr. Brantberg disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest.
(7)
Interests shown consist of (i) 30,000 Class A common stock purchased in the open market, (ii) 501,358 shares of Class A common stock issued in respect of vested restricted stock units (“RSUs”) under the Company’s 2020 Omnibus Incentive Plan, (iii) 375,000 Class A common stock subject to options currently exercisable or exercisable within 60 days of October 31, 2022, and (iv) 1,000,000 Private Warrants transferred by Churchill Sponsor II LLC to Jeffrey Tarr on June 11, 2021. Mr. Tarr is the Chief Executive Officer of Skillsoft.

(8)
Interests shown include 250,000 Private Warrants beneficially owned by Mr. Tarr through certain trusts for the benefit of Mr. Tarr’s children, of which Mr. Tarr’s spouse is the trustee.

(9)
Interests shown include 35,879 shares of Class A common stock held in escrow in accordance with the terms of the Merger Agreement. Union Square Ventures 2012 Fund, L.P. (“Union Square”) and USV Investors 2012 Fund, L.P. (“USV Investors”) are affiliated entities under the control of Union Square 2012 GP, LLC. The business address of Union Square is 817 Broadway 14th Floor, New York, NY, 10003.

(10)
Interests shown include 1,388 shares of Class A common stock held in escrow in accordance with the terms of the Merger Agreement. USV Investors and Union Square are affiliated entities under the control of Union Square 2012 GP, LLC. The business address of USV Investors is 817 Broadway 14th Floor, New York, NY, 10003.

(11)
Interests shown consist of (i) 3,831,673 shares of Class A common stock received by Zachary D. Sims as merger consideration in connection with the acquisition by the Company of Codecademy (including 61,772 shares of Class A common stock held in escrow in accordance with the terms of the Merger Agreement), and (ii) 30,906 shares of Class A common stock issued in respect of vested restricted stock units. Mr. Sims is the GM Tech & Dev, Chief Executive Officer of Codecademy.

(12)
Pursuant to that certain Registration Rights Agreement dated April 4, 2022 (the “Codecademy RRA”), Zachary D. Sims and the Sims Family Delaware Holdings LLC (together the “Founder Holder”) may not sell Class A common stock registered pursuant to this Registration Date (the “Registrable Securities”) for the period beginning on April 4, 2022 and ending on the earlier of (i) April 4, 2024 and (ii) a Change of Control, as defined in the Company’s 2020 Omnibus Incentive Plan (such period, the “Founder Holder Lock-up Period”); provided, however, that (A) if Bookings (as defined in the Codecademy RRA) directly attributable to Codecademy product offerings meet or exceed the Bookings target for the Codecademy product offerings for the fiscal year ending January 31, 2023 or (B) Bookings for the Company’s Tech & Dev business (including Bookings directly attributable to Codecademy product offerings) meet or exceed the Bookings target for the Company’s Tech & Dev business established by the Board in its sole discretion for the fiscal year ending January 31, 2023, then, upon the later to occur of (x) the twelve (12) month anniversary of April 4, 2022 and (y) April 15, 2023, then the Founder Holder Lock-Up Period shall be deemed to have ended with respect to fifty percent (50%) of all Registrable Securities then held by the Founder Holder; provided, further, that in the event that the applicable Bookings in (A) or (B) above are (I) at least ninety-seven percent (97%) but less than one hundred percent (100%) of the applicable target, the Founder Holder Lock-Up Period shall be deemed to have ended with respect to forty-five percent (45%) of all Registrable Securities then held by the Founder Holder or (II) at least ninety-four percent (94%) but less than ninety-seven percent (97%) of the applicable target, the Founder Holder Lock-Up Period shall be deemed to have ended with respect to twenty-five percent (25%) of all Registrable Securities then held by the Founder Holder; provided, further, that if (x) Zachary D. Sims’ employment with the Company or its Affiliates (as defined in the Codecademy RRA) is terminated without Cause (as defined in the Codecademy RRA) or by Mr. Sims for Good Reason (as defined in the Codecademy RRA), as such terms are defined in the employment offer letter between the Company and Mr. Sims in effect at the time or (y) Mr. Sims no longer reports directly to Jeffrey Tarr, then the Founder Holder Lock-Up Period shall be deemed to have ended with respect to twenty-five percent (25%) of all Registrable Securities then held by the Founder Holder. For purposes of determining whether the conditions described in clause (ii) of this paragraph have been met, with respect to multi-year contracts, only one (1) year of Bookings will be considered.
(13)
Interests shown include 8,153 shares of Class A common stock held in escrow in accordance with the terms of the Merger Agreement. The business address of Sims Family Delaware Holdings LLC is 251 Little Falls Drive, Wilmington, DE, 19808. David L. Sims, the father of Zachary D. Sims who is the GM Tech & Dev, Chief Executive Officer of Codecademy, is the Manager and controlling person of Sims Family Delaware Holdings LLC.

(14)
Interests shown include 51,146 shares of Class A common stock held in escrow in accordance with the terms of the Merger Agreement. Ryan Andrew Bubinski was the Co-Founder and former Chief Technology Officer of Codecademy prior to its acquisition by the Company.

MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS
The following is a summary of certain United States federal income and estate tax consequences of the purchase, ownership and disposition of our Class A common stock as of the date hereof. Except where noted, this summary deals only with Class A common stock purchased in this offering that is held as a capital asset by a non-U.S. holder (as defined below).
A “non-U.S. holder” means a beneficial owner of our Class A common stock (other than an entity treated as a partnership for United States federal income tax purposes) that is not, for United States federal income tax purposes, any of the following:
•
an individual who is a citizen or resident of the United States;

•
a corporation (or any other entity treated as a corporation for United States federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate the income of which is subject to United States federal income taxation regardless of its source; or

•
a trust if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities are subject to different interpretations and may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, it does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, foreign pension fund, financial institution, insurance company, tax-exempt organization, trader, broker or dealer in securities “controlled foreign corporation,” “passive foreign investment company,” a partnership or other pass-through entity for United States federal income tax purposes (or an investor in such a pass-through entity), a person who acquired shares of our Class A common stock as compensation or otherwise in connection with the performance of services, or a person who has acquired shares of our Class A common stock as part of a straddle, hedge, conversion transaction or other integrated investment). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.
If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds our Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Class A common stock, you should consult your tax advisors.
If you are considering the purchase of our Class A common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the purchase, ownership and disposition of our Class A common stock, as well as the consequences to you arising under other United States federal tax laws and the laws of any other taxing jurisdiction.
Dividends
In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our Class A common stock, the distribution generally will be treated as a dividend for United States federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s Class A common stock, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in our Class A common stock, the excess will be treated as gain from the disposition of our Class A common stock (the tax treatment of which is discussed below under “— Gain on Disposition of Class A Common Stock”).
Dividends paid to a non-U.S. holder generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed Internal Revenue Service (“IRS”) Form W-8BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our Class A common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.
A non-U.S. holder eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Gain on Disposition of Class A Common Stock
Subject to the discussion of backup withholding below, any gain realized by a non-U.S. holder on the sale or other disposition of our Class A common stock generally will not be subject to United States federal income tax unless:
•
the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•
the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•
we are or have been a “United States real property holding corporation” for United States federal income tax purposes and certain other conditions are met.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by United States source capital losses even though the individual is not considered a resident of the United States.
Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.
Federal Estate Tax
Class A common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.
Information Reporting and Backup Withholding
Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.
A non-U.S. holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.
Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our Class A common stock made within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.
Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.
Additional Withholding Requirements
Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any dividends paid on our Class A common stock paid to (i) a “foreign financial institution” (as specifically defined in the Code and whether such foreign financial institution is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code and whether such non-financial foreign entity is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “— Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisors regarding these rules and whether they may be relevant to your purchase, ownership and disposition of our Class A common stock.

PLAN OF DISTRIBUTION
We are registering the issuance of 23,453,596 shares of Class A common stock issuable by us upon exercise of the Public Warrants, which includes 453,596 shares of Class A common stock underlying Warrants that were previously issued as Private Warrants but now constitute Public Warrants as a result of being sold in unregistered transactions under Rule 144 under the Securities Act.
We are also registering the offer and sale from time to time by the Selling Securityholders or their permitted transferees, of (a) up to 91,515,341 shares of our Class A common stock (which includes up to 17,666,667 shares of Class A common stock issuable upon the exercise of outstanding Private Warrants) and (b) up to 17,666,667 Private Warrants.
We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from Warrants exercised in the event that such warrants are exercised for cash. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.
The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees, and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.
The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes their permitted transferees who later come to hold any of the Selling Securityholders’ interest in the Class A common stock or Private Warrants in accordance with the terms of the agreement(s) governing the registration rights applicable to such Selling Securityholder’s shares of Class A common stock or Private Warrants. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions.
Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:
•
purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•
ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•
block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•
an over-the-counter distribution in accordance with the rules of NYSE;

•
through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•
through one or more underwritten offerings on a firm commitment or best efforts basis;

•
settlement of short sales entered into after the date of this prospectus;

•
agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•
directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•
through the distribution of the securities by any Selling Securityholder to its partners, members or stockholders;

•
through a combination of any of the above methods of sale; or

•
any other method permitted pursuant to applicable law.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, any shares of common stock that qualify for sale pursuant to Rule 144 promulgated under the Securities Act, or Rule 144, may be sold under Rule 144 rather than pursuant to this prospectus. A Selling Securityholder that is an entity may elect to make an in-kind distribution of common stock to its members, partners, stockholders or other equityholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such members, partners, stockholders or other equityholders are not affiliates of ours, such members, partners, stockholders or other equityholders would thereby receive freely tradable shares of common stock pursuant to a distribution pursuant to the registration statement of which this prospectus forms a part. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.
Subject to the terms of the agreement(s) governing the registration rights applicable to a Selling Securityholder’s shares of Class A common stock or Private Warrants, such Selling Securityholder may transfer shares of Class A common stock or Private Warrants to one or more “permitted transferees” in accordance with such agreements and, if so transferred, such permitted transferee(s) will be the selling beneficial owner(s) for purposes of this prospectus. Upon being notified by a Selling Securityholder, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.
With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:
•
the specific securities to be offered and sold;

•
the names of the selling securityholders;

•
the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•
settlement of short sales entered into after the date of this prospectus;

•
the names of any participating agents, broker-dealers or underwriters; and

•
any applicable commissions, discounts, concessions, and other items constituting compensation from the selling securityholders.

In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).
In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.
The Selling Securityholders may solicit offers to purchase the securities directly from, and may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.
It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our shares of Class A common stock and Public Warrants are currently listed on NYSE under the symbols “SKIL” and “SKIL.WS,” respectively.
The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.
A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.
In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.
If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121, that offering will be conducted in accordance with the relevant provisions of such rule.
To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.
Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.
In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.
The underwriters, broker-dealers, and agents may engage in transactions with us or the Selling Securityholders, may have banking, lending or other relationships with us or perform services for us or the Selling Securityholders, in the ordinary course of business.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.
We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.
We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

LEGAL MATTERS
The validity of the issuance of securities offered hereby has been passed upon for Skillsoft by Weil, Gotshal & Manges LLP, New York, New York.

EXPERTS
The consolidated financial statements of Skillsoft Corp. (Successor) as of January 31, 2022 and Software Luxembourg Holding S.A. (Predecessor (SLH)) as of January 31, 2021, and for the period from June 12, 2021 through January 31, 2022 (Successor), the period from February 1, 2021 through June 11, 2021 (Predecessor (SLH)), the period from August 28, 2020 through January 31, 2021 (Predecessor (SLH)), the period from February 1, 2020 through August 27, 2020 of Pointwell Limited (Predecessor (PL)), and the year ended January 31, 2020 (Predecessor (PL)), appearing in the Company’s Annual Report on Form 10-K (such consolidated financial statements have been updated for the presentation of discontinued operations for the SumTotal business in the Current Report on Form 8-K filed with the SEC on December 5, 2022), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited consolidated financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such consolidated financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.
The financial statements of Codecademy as of and for the years ended December 31, 2021 and 2020, incorporated by reference herein, have been audited by Withum Smith+Brown, PC, an independent registered public accounting firm, as stated in their report incorporated by reference herein, and are so incorporated upon the report of such firm given upon their authority as experts in accounting and auditing.
The consolidated financial statements of Churchill for the period from January 1, 2021 through June 10, 2021 and the balance sheet of Churchill as of December 31, 2020 and 2019 and for the year ended December 31, 2020 and for the period from April 11, 2019 (inception) through December 31, 2019 have been incorporated by reference herein and have been audited by Marcum LLP, independent certified public accounting firm, as stated in their report which is included herein. Such financial statements have been included herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.
The consolidated financial statements of Albert DE Holdings Inc. (“Global Knowledge”) and its subsidiaries as of October 2, 2020 and September 27, 2019 and for the fiscal years then ended incorporated by reference in this prospectus and in the registration statement have been so incorporated in reliance on the report of BDO USA, LLP, an independent auditor, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding Global Knowledge and its subsidiaries’ ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. These filings contain important information that does not appear in this prospectus. The SEC filings are available to the public on the SEC’s website at www.sec.gov.
We have filed with the SEC a registration statement relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Whenever a reference is made in this prospectus to a contract or other document of the Company, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement, or documents incorporated by reference, for a copy of the contract or other document. You may review a copy of the registration statement or the documents incorporated by reference through the SEC’s website referred to above.

INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” in this prospectus certain information we file with the SEC, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. Any information referenced this way is considered to be a part of this prospectus, and any information filed by us with the SEC subsequent to the date of this prospectus automatically will be deemed to update and supersede this information. We incorporate by reference the documents listed below, which we have previously filed with the SEC (excluding any documents or portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):
•
our Annual Report on Form 10-K for the year ended January 31, 2022, filed with the SEC on April 18, 2022 (excluding Item 1. Business, Item 7. Management’s Discussion and Analysis of Financial Conditions and Results of Operations and Item 8. Financial Statements, which have been updated by the Current Report on Form 8-K filed with the SEC on December 5, 2022);

•
Churchill’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 15, 2021, as amended on May 11, 2021 and as amended and restated on October 24, 2022;

•
our Definitive Proxy Statement on Schedule 14A for the 2022 Annual Meeting of Stockholders, filed with the SEC on May 2, 2022;

•
our Quarterly Report on Form 10-Q for the quarter ended April 30, 2022, filed with the SEC on June 9, 2022 (excluding Item 1. Unaudited Financial Statements and Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations, which have been updated by the Current Report on Form 8-K filed with the SEC on December 16, 2022, as amended on December 16, 2022), our Quarterly Report on Form 10-Q for the quarter ended July 31, 2022, filed with the SEC on September 8, 2022 and our Quarterly Report on Form 10-Q for the quarter ended October 31, 2022, filed with the SEC on December 9, 2022;

•
our Current Reports on Form 8-K filed with the SEC on March 7, 2022, April 1, 2022, April 5, 2022 (as amended on June 21, 2022), June 3, 2022, June 13, 2022, June 24, 2022, August 15, 2022, September 16, 2022 (as amended on October 3, 2022), October 11, 2022, December 2, 2022, December 5, 2022, December 9, 2022 and December 16, 2022 (as amended on December 16, 2022);

•
the consolidated financial statements of (i) Global Knowledge and its subsidiaries as of October 2, 2020 and September 27, 2019 and (ii) Global Knowledge and its subsidiaries for the fiscal quarter ended April 2, 2021, all of which are in Amendment No. 4 to our Registration Statement on Form S-4 (File No. 333-252365) filed with the SEC on May 27, 2021; and

•
the description of our share capital contained in our Form 8-A (File No. 001-38960) filed with the SEC on June 26, 2019, pursuant to Section 12(b) of the Exchange Act, as updated by the description of our share capital filed as Exhibit 4.1 to our Annual Report on Form 10-K for the year ended January 31, 2022, including any amendments or reports filed for the purpose of updating such description.

In addition, we incorporate by reference any filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 or Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01) of Form 8-K, which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.
The Company makes available, free of charge through our website at https://www.skillsoft.com, our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and Forms 3, 4, and 5 filed on behalf of directors and executive officers, as well as any amendments to those reports filed or furnished pursuant to the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Nothing contained herein shall be deemed to incorporate information furnished to but not filed with the SEC. Unless specifically incorporated by reference in this prospectus, information on our website is not a part of the registration statement or any applicable prospectus supplement. You may also request a copy of any documents incorporated by reference in this prospectus (including any exhibits that are specifically incorporated by reference in them), at no cost, by writing or telephoning us at the following address or telephone number:
Skillsoft Corp.
Attn: Investor Relations
300 Innovative Way, Suite 201
Nashua, New Hampshire 03062
(603) 324-3000

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
On April 4, 2022, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Codecademy, Skillsoft Finance II, Inc., a Delaware corporation (the “Borrower”), Skillsoft Newco I, Inc., a Delaware corporation and direct wholly-owned subsidiary of Borrower (“Merger Sub I”), Skillsoft Newco II, LLC, a Delaware limited liability company and direct wholly-owned subsidiary of Borrower (“Merger Sub II”), and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the representative of the equity holders of Codecademy, the Company acquired Codecademy (the “Codecademy Acquisition”) for total consideration of approximately $386.0 million, consisting of the issuance of 30.4 million shares of Class A common stock and a cash payment of $203.4 million.
In connection with the Codecademy Acquisition, the Borrower entered into Amendment No. 1 to the Credit Agreement, dated as of April 4, 2022 (the “First Amendment”), among the Borrower, Skillsoft Finance I, Inc. (“Holdings”), certain subsidiaries of the Borrower, as guarantors, Citibank N.A., as administrative agent, and the financial institutions parties thereto as Term B-1 Lenders, which amended the Credit Agreement (as amended by the First Amendment, the “Amended Credit Agreement”). The senior secured incremental term loan is referred to as the “Codecademy Financing Transaction.”
The First Amendment provides for the incurrence of up to $160 million of Term B-1 Loans (the “Term B-1 Loans”) under the Amended Credit Agreement. In addition, the First Amendment, among other things, (a) provides for early opt-in to the Secured Overnight Financing Rate (SOFR) for the existing term loans under the Credit Agreement (such existing term loans together with the Term B-1 Loans, the “Initial Term Loans”) and (b) provides for the applicable margin for the Initial Term Loans at 4.25% with respect to base rate borrowings and 5.25% with respect to SOFR borrowings.
Prior to the maturity thereof, the Initial Term Loans will be subject to quarterly amortization payments of 0.25% of the principal amount. The Amended Credit Agreement requires that any prepayment of the Initial Term Loans in connection with a repricing transaction shall be subject to (i) a 2.00% premium on the amount of Initial Term Loans prepaid if such prepayment occurs prior to July 16, 2022 and (ii) a 1.00% premium on the amount of Initial Term Loans prepaid in connection with a Repricing Transaction (as defined in the Amended Credit Agreement), if such prepayment occurs on or after July 16, 2022 but on or prior to January 16, 2023. The proceeds of the Term B-1 Loans were used by the Company to finance, in part, the Codecademy Acquisition, and to pay costs, fees, and expenses related thereto.
The unaudited pro forma condensed combined financial information (“Unaudited Pro Forma Financial Information”) included herein presents the unaudited pro forma condensed combined balance sheet (“Pro Forma Balance Sheet”) and unaudited pro forma condensed combined statement of operations (“Pro Forma Statement of Operations”) based upon the historical financial statements of the Company and Codecademy, after giving effect to the Codecademy Acquisition and the Codecademy Financing Transaction (collectively, the “Codecademy Transactions”), and the adjustments described in the accompanying notes.
The Pro Forma Balance Sheet as of January 31, 2022 give effect to the Codecademy Acquisition and the Codecademy Financing Transaction as if each of them had occurred on January 31, 2022. The Pro Forma Statements of Operations for the fiscal year ended January 31, 2022 and nine months ended October 31, 2022 give effect to the Codecademy Acquisition and the Codecademy Financing Transaction as if each of them had occurred on February 1, 2021.
The Unaudited Pro Forma Financial Information set out below has been prepared in accordance with Article 11 of Regulation S-X, as amended by the SEC Final Rule Release No. 33 10786, Amendments to Financial Disclosures About Acquired and Disposed Businesses (“Regulation S-X”), using accounting policies in accordance with GAAP.
The Unaudited Pro Forma Financial Information reflects Codecademy Transactions accounting adjustments that Skillsoft management believes are necessary to present fairly the Pro Forma Balance Sheet and Pro Forma Statement of Operations.

The Unaudited Pro Forma Financial Information has been prepared for illustrative purposes only. The hypothetical financial position included in the Unaudited Pro Forma Financial Information may differ from Skillsoft’s actual financial position following the Codecademy Transactions. The Unaudited Pro Forma Financial Information has been prepared on the basis set out in the notes below and has been prepared in a manner consistent with the accounting policies applied by Skillsoft in its historical financial statements for the fiscal year ended January 31, 2022, and nine months ended October 31, 2022. In preparing the Unaudited Pro Forma Financial Information, no adjustments have been made to reflect the potential operating synergies, dis-synergies, and administrative cost savings or the costs of integration activities that could result from the combination of Skillsoft and Codecademy.
Unaudited Condensed Pro Forma Combined Balance Sheet
As of January 31, 2022
(in thousands)
	Historical As of January 31, 2022	Historical As of December 31, 2021	Codecademy Financing Transaction (Note 3)		Codecademy Transaction Accounting Adjustments (Note 4)		As of January 31, 2022
	Skillsoft Corp.	Codecademy (Note 2)					Pro Forma Condensed Combined
ASSETS
Current assets:
Cash and cash equivalents	$138,176	$45,005	$157,088	3A	$(42,005)	4A	$91,318
					(203,434)	4B
					(3,512)	4F
Restricted cash	14,015	—	—		—		14,015
Accounts receivable, net	173,876	311	—		—		174,187
Prepaid expenses and other current assets	37,082	2,338	—		—		39,420
Assets held for sale, current portion	64,074	—	—		—		64,074
Total current assets	427,223	47,654	157,088		(248,951)		383,014
Property and equipment, net	11,475	443	—		—		11,918
Goodwill	795,811	—	—		309,146	4E	1,104,957
Intangible assets, net	793,859	2,373	—		109,627	4E	905,859
Right of use assets	17,988	1,238	—		—		19,226
Other assets	10,780	766	—		—		11,546
Assets held for sale, long-term portion	164,812	—	—		—		164,812
Total assets	$2,221,948	$52,474	$157,088		$169,822		$2,601,332
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$4,800	$—	$1,600	3A	$—		$6,400
Borrowings under accounts receivable facility	74,629	—	—				74,629
Accounts payable	24,159	—	—		—		24,159
Accrued compensation	40,822	—	—		—		40,822
Accrued expenses and other current liabilities	47,757	3,661	—		—		51,418

	Historical As of January 31, 2022	Historical As of December 31, 2021	Codecademy Financing Transaction (Note 3)		Codecademy Transaction Accounting Adjustments (Note 4)		As of January 31, 2022
	Skillsoft Corp.	Codecademy (Note 2)					Pro Forma Condensed Combined
Lease liability	6,387	1,238	—		—		7,625
Deferred revenue	259,701	16,744	—		—		276,445
Liabilities held for sale, current portion	87,467	—	—		—		87,467
Total Current Liabilities	545,722	21,643	1,600		—		568,965
Long-term Debt	462,185	—	155,488	3A	—		617,673
Warrant liabilities	28,199	—	—		—		28,199
Deferred tax liabilities	99,395	—	—		21,615	4G	121,010
Long-term lease liabilities	11,750	—	—		—		11,750
Deferred revenue -non-current	1,248	—	—		—		1,248
Other long-term liabilities	11,125	—	—		—		11,125
Liabilities held for sale, long-term portion	2,426	—	—		—		2,426
Total Liabilities	1,162,050	21,643	157,088		21,615		1,362,396
Commitments and contingencies	—	—	—		—		—
Stockholders’ Equity
Class A common stock	11	—	—		3	4C	14
Common stock and additional paid-in capital	—	91,191	—		(91,191)	4D	—
Additional paid-in capital	1,306,146	—	—		182,547	4C	1,488,693
Accumulated deficit	(247,229)	(60,360)	—		60,360	4D	(250,741)
					(3,512)	4F
Accumulated other comprehensive income	970	—	—				970
Total Stockholders’ Equity	1,059,898	30,831	—		148,207		1,238,936
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,221,948	$52,474	$157,088		$169,822		$2,601,332

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended January 31, 2022
(in thousands, except per share amounts)
	For the Year Ended January 31, 2022	From the Year Ended December 31, 2021	Codecademy Financing Transaction (Note 3)		Codecademy Transaction Accounting Adjustments (Note 4)		For the Year Ended January 31, 2022
	Skillsoft (Note 5)	Codecademy (Note 2)					Pro Forma Condensed Combined
Revenues:
Total revenues	$545,560	$41,853	$—		$—		$587,413
Operating expenses:
Costs of revenues	157,467	5,284	—		—		162,751
Content and software development	46,072	26,084	—		—		72,156
Selling and marketing	141,680	19,336	—		—		161,016
General and administrative	107,076	12,826	—		8,258	4H	128,160
Amortization of intangible assets	153,174	—	—		18,063	4I	171,237
Recapitalization and acquisition-related costs	117,448	—	—		3,512	4F	120,960
Restructuring	5,763	—	—		—		5,763
Operating and formation costs	2,952	—	—		—		2,952
Total operating expenses	731,632	63,530	—		29,833		824,995
Operating loss	$(186,072)	$(21,677)	$—		$(29,833)		$(237,582)
Other expense, net	(1,424)	(291)	—		—		(1,715)
Loss on derivative liabilities	(4,161)	—	—		—		(4,161)
Interest income	136	2	—		—		138
Interest expense	(29,148)	—	(13,600)	3B	—		(42,748)
Loss before benefit from income taxes	(220,669)	(21,966)	(13,600)		(29,833)		(286,068)
Benefit from income taxes	(8,791)	(67)	(2,856)	4G	(6,265)	4G	(17,979)
Loss from continuing operations	(211,878)	(21,899)	(10,744)		(23,568)		(268,089)
Income from discontinued operations, net of tax	13,115	—	—		—		13,115
Net loss	$(198,763)	$(21,899)	$(10,744)		$(23,568)		$(254,974)
Net loss per common share – basic and diluted	$(1.49)						$(1.56)
Weighted-average common shares – basic and diluted	133,143				30,374		163,517

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine Months Ended October 31, 2022
(in thousands, except per share amounts)
	Nine Months Ended October 31, 2022	From February 1, 2022 to April 4, 2022					Nine Months Ended October 31, 2022
	Skillsoft Corp.	Codecademy	Codecademy Financing Transaction (Note 3)		Codecademy Transaction Accounting Adjustments (Note 4)		Pro Forma Condensed Combined
Revenues:
Total revenues	$414,803	$8,058	$—		$—		$422,861
Operating expenses:
Costs of revenues	109,662	944	—		—		110,606
Content and software development	53,276	4,952	—		—		58,228
Selling and marketing	126,089	4,197	—		—		130,286
General and administrative	83,994	2,044	—		1,437	4H	87,475
Amortization of intangible assets	128,196	289	—		3,490	4I	131,975
Impairment of goodwill and intangible assets	641,362	—	—		—		641,362
Recapitalization and acquisition-related costs	26,653	—	—		—		26,653
Restructuring	10,289	—	—		—		10,289
Total operating expenses	1,179,521	12,426	—		4,927		1,196,874
Operating loss	$(764,718)	$(4,368)	$—		$(4,927)		$(774,013)
Other income (expense), net	2,733	(96)	—		—		2,637
Fair value adjustment of warrants	26,080	—	—		—		26,080
Fair value adjustment of hedge instruments	5,249	—	—		—		5,249
Interest income	239	—	—		—		239
Interest expense	(37,541)	—	(1,732)	3B	—		(39,273)
Loss before benefit from income taxes	(767,958)	(4,464)	(1,732)		(4,927)		(779,081)
(Benefit from) provision for income taxes	(34,234)	14	(364)	4G	(1,035)	4G	(35,618)
Loss from continuing operations	(733,724)	(4,478)	(1,368)		(3,892)		(743,463)
Gain on sale of business	53,756						53,756
Income from discontinued operations, net of tax	8,483	—	—		—		8,483
Net loss	$(671,485)	$(4,478)	$(1,368)		$(3,892)		$(681,224)
Net loss per common share – basic and diluted	$(4.27)						$(4.34)
Weighted-average common shares – basic and diluted	157,137						157,137

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
($ in thousands)
1.   Basis of Presentation
The Unaudited Pro Forma Financial Information has been prepared based on GAAP and pursuant to Regulation S-X and presents the Pro Forma Balance Sheet and Pro Forma Statement of Operations of Skillsoft based upon the historical financial information of Skillsoft and Codecademy, after giving effect to the Mergers.
The Unaudited Pro Forma Financial Information is not necessarily indicative of what Skillsoft’s consolidated balance sheet and statement of operations would have been had the Codecademy Transactions been completed as of the date indicated or will be for any future periods. The Unaudited Pro Forma Financial Information does not purport to project the future financial position of Skillsoft following the Codecademy Transactions. The Unaudited Pro Forma Financial Information reflects accounting adjustments related to the Codecademy Transactions management believes are necessary to present fairly the Pro Forma Balance Sheet assuming the Codecademy Transactions had been consummated as of January 31, 2022 and Pro Forma Statement of Operations assuming the Codecademy Acquisition and the Codecademy Financing Transaction had occurred on February 1, 2021. The accounting related Codecademy Transactions adjustments are based on currently available information and assumptions management believes are, under the circumstances and given the information available at this time, reasonable, and reflective of adjustments necessary to report Skillsoft financial condition as a result of the closing of the Codecademy Transactions.
The Codecademy Acquisition is treated as a business combination and accounted for using the acquisition method of accounting, with goodwill and other intangible assets recorded, in accordance with ASC 805, Business Combinations. Accordingly, for accounting purposes, the net assets of Skillsoft are stated at historical cost, with the acquired assets and assumed liabilities of Codecademy stated at fair value in accordance with the acquisition method of accounting. As of the date of this filing, the calculations necessary to estimate the fair values of the assets acquired and liabilities assumed have been performed based on a preliminary purchase price valuation. Skillsoft will continue to refine its identification and valuation of assets acquired and the liabilities assumed as further information becomes available, including refinement of inputs and estimates inherent in (i) the valuation of intangible assets, (ii) deferred income taxes, (iii) realization of tangible assets and (iv) the accuracy and completeness of liabilities.
The Unaudited Pro forma Financial Information and related notes have been prepared utilizing period ends that differ by fewer than one fiscal quarter, as permitted by Regulation S-X. The unaudited Pro forma condensed combined balance sheet as of January 31, 2022 combines the historical balance sheet of Skillsoft as of January 31, 2022 and the historical balance sheet of Codecademy as of December 31, 2021, on a pro forma basis as if the Codecademy Transaction had been consummated on January 31, 2022. The unaudited Pro Forma Condensed Statement of Operations for the year ended January 31, 2022 combines the historical statement of operations of Skillsoft for the year ended January 31, 2022 and the historical statement of operations of Codecademy for the year ended December 31, 2021, on a pro forma basis as if the Codecademy Transactions had been consummated on February 1, 2021. The unaudited Pro Forma Condensed Statement of Operations for the nine months ended October 31, 2022 combines the historical statement of operations of Skillsoft for the nine months ended October 31, 2022 and the historical statement of operations of Codecademy for the period of February 1, 2022 to April 4, 2022 on a pro forma basis as if the Codecademy Transaction had been consummated on February 1, 2021.
The Unaudited Pro Forma Financial Information has been compiled in a manner consistent with the accounting policies adopted by Skillsoft and reflects certain adjustments to the historical financial information of Codecademy to conform to the accounting policies of Skillsoft based on a preliminary review of the accounting policies of Codecademy.
The Unaudited Pro Forma Financial Information should be read in conjunction with the audited consolidated financial statements of Skillsoft as of and for the year ended January 31, 2022 appearing in Skillsoft’s Form 10-K filed with the SEC on April 18, 2022, the audited consolidated financial statements of Codecademy as of and for the year ended December 31, 2021 attached as Exhibit 99.1 in Skillsoft’s Form 8-K/A filed with the SEC on June 21, 2022, Codecademy’s unaudited condensed as of and for the period ended March 31, 2022 attached as Exhibit 99.1 in Skillsoft’s Form 8-K filed with the SEC on December 2, 2022, the updated financial information and related disclosure to reflect the exclusion of the financial operations for SumTotal as of and for the fiscal year ended January 31, 2022 attached as Exhibit 99.1 in Skillsoft’s Form 8-K filed with the SEC on December 5, 2022 and the unaudited interim financial statements as of and for the period ended October 31, 2022 appearing in Skillsoft’s Form 10-Q filed with the SEC on December 9, 2022.
The Unaudited Pro Forma Financial Information does not reflect adjustments for any other consummated or probable acquisition or disposition by Skillsoft that is significant in accordance with Regulation S-X Rule 3-05, as amended by Release No. 33-10786, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the SEC on May 20, 2020 because no significant transactions were identified as of the date of the Codecademy Acquisition.
2.   Codecademy Accounting Policies and Reclassifications
In the preparation of these unaudited pro forma condensed combined financial statements, certain reclassifications were made to align the combined company financial statement presentations. Management will continue to perform a comprehensive review of Codecademy’s accounting policies following the completion of the Codecademy Acquisition. As a result of the review, management may identify differences between the accounting policies of these entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, Skillsoft has identified differences between Skillsoft and Codecademy that would have an impact on the Unaudited Pro Forma Financial Information.
A summary of necessary pro forma adjustment in the unaudited pro forma condensed combined balance sheet as of January 31, 2022 is as follows:
	As of December 31, 2021			As of January 31, 2022
	Codecademy Historical Condensed	Accounting Policies and Reclassifications		Codecademy As Adjusted
ASSETS
Current Assets
Cash and cash equivalents	$45,005	$—		$45,005
Restricted cash	—	—		—
Accounts receivable, net	311	—		311
Prepaid expenses and other current assets	2,338	—		2,338
Total Current Assets	47,654	—		47,654
Property and equipment, net	443	—		443
Goodwill	—	—		—
Intangible assets, net	4,293	(1,920)	2A	2,373
Right of use assets	—	1,238	2B	1,238
Other assets	766	—		766
TOTAL ASSETS	$53,156	$(682)		$52,474
Current liabilities
Accrued expenses and other current liabilities	3,661	—		3,661
Lease liability	—	1,238	2B	1,238
Deferred revenue	16,744	—		16,744
Total Current Liabilities	20,405	1,238		21,643
Deferred tax liabilities	—	—		—
Long-term lease liabilities	—	—		—
Total Liabilities	$20,405	$1,238		$21,643

	As of December 31, 2021			As of January 31, 2022
	Codecademy Historical Condensed	Accounting Policies and Reclassifications		Codecademy As Adjusted
Stockholders’ Equity
Common stock, preferred stock and paid-in capital	91,191	—		91,191
Accumulated deficit	(58,440)	(1,920)	2A	(60,360)
Total Stockholders’ Equity	32,751	(1,920)		30,831
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$53,156	$(682)		$52,474

A summary of necessary pro forma adjustment in the unaudited pro forma condensed combined statement of operations for the year ended January 31, 2022 as follows:
	For the Fiscal Year Ended December 31, 2021			For the Fiscal Year Ended January 31, 2022
	Codecademy Historical Condensed	Accounting Policies, Reclassifications, and Eliminations		Pro Forma Condensed Combined
Revenues:
Total revenues	$41,853	$—		$41,853
Operating expenses
Cost of revenues	5,284	—		5,284
Content and software development	24,598	1,486	2A	26,084
Selling and marketing	19,336	—		19,336
General and administrative	12,826	—		12,826
Amortization of intangible assets	—	—		—
Recapitalization and transaction-related costs	—	—		—
Restructuring	—	—		—
Operating and formation costs	—	—		—
Total operating expenses	62,044	1,486		63,530
Operating income (loss):	$(20,191)	$(1,486)		$(21,677)
Other income (expense), net	(291)	—		(291)
Gain on derivative liabilities	—	—		—
Interest income	2	—		2
Interest expense	—	—		—
Loss before provision for income taxes	(20,480)	(1,486)		(21,966)
Provision for income taxes	(67)	—		(67)
Net loss	$(20,413)	$(1,486)		$(21,899)

2A.
Skillsoft’s accounting policy with respect to content development costs is to expense such costs as incurred whereas Codecademy capitalized certain content development costs. This adjustment conforms Codecademy’s financial statements to Skillsoft’s policy.

2B.
Skillsoft adopted ASC 842, Leases (“ASC 842”) as of February 1, 2020 and it is reflected in its historical financial statements for all periods subsequent to date of adoption. Codecademy did not adopt ASC 842 and was not required to adopt the standard in Codecademy’s December 31, 2021 consolidated financial statements. To conform Codecademy, a pro forma adjustment was made to reflect the adoption impact of ASC 842 on its financial statements as if it had adopted this standard at the beginning of its fiscal year ended December 31, 2021.

3.   Codecademy Financing Transactions
The adjustments included in the unaudited pro forma condensed combined balance sheet as of January 31, 2022 are as follows:
3A.
Reflects debt issuance necessary to fund a portion of the cash consideration of the Codecademy Transactions, the components of which are as follows:

Debt issuance	$160,000
Less: Original issue discount and issuance costs	(2,912)
Net Proceeds	$157,088
The incremental term loan is assumed to bear interest at a rate of 6.0% per year, payable quarterly in arrears and has an effective interest rate of 7.0% when including the impact of debt issuance costs and original issue discount. The incremental term loan is assumed to amortize at 1% per year and mature in July 2028.
3B.
Reflects additional interest expense for the incremental term loan necessary to fund the cash portion of consideration. The interest rate is variable and indexed to SOFR. A 50 basis point change in SOFR would increase or decrease interest expense on the incremental $160 million in borrowings by approximately $0.8 million.

4.   Codecademy Transactions Accounting Adjustments
The estimated consideration for the Codecademy Acquisition is as follows:
Cash consideration	$203,434
Equity consideration(1)	182,550
Total estimated consideration	$385,984

(1)
Based on the issuance of 30.4 million shares at a closing price on April 4, 2022 of $6.01 per share.

Under the acquisition method of accounting, the identifiable assets acquired, and liabilities assumed of Codecademy are recorded at the acquisition date fair values. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effects of the Codecademy Acquisition.
For assets acquired and liabilities assumed, other than right of use assets and lease liabilities, identified intangible assets, goodwill, and deferred revenue, the carrying values were assumed to equal fair value. The final determination of the fair value of certain assets and liabilities will be completed within the one-year measurement period subsequent to the closing of the Codecademy Transactions as required by ASC 805. The Codecademy Acquisition may necessitate the use of this measurement period to adequately analyze and assess a number of the factors used in establishing the asset and liability fair values as of the acquisition date, including the significant contractual and operational factors underlying the tradename, developed technology and customer relationship intangible assets and the assumptions underpinning the related tax impacts of any changes made. Any potential adjustments made could be material in relation to the preliminary values presented. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.
The following table sets forth a preliminary allocation of the estimated consideration for the Codecademy Transactions to the identifiable tangible and intangible assets acquired and liabilities assumed based on Codecademy’s December 31, 2021 balance sheet, with the excess recorded as goodwill:

Codecademy Estimated Goodwill
Cash. cash equivalents and restricted cash	$3,766
Current assets	2,649
Property and equipment, net	443
Intangible assets	112,000
Total assets acquired	118,858
Accrued expenses and other current liabilities	3,661
Deferred revenues	16,744
Deferred tax liabilities	21,615
Total liabilities acquired	42,020
Net assets acquired (a)	76,838
Estimated purchase consideration (b)	385,984
Estimated goodwill (b) – (a)	$309,146
In accordance with ASC Topic 350, Goodwill and Other Intangible Assets, goodwill will not be amortized, but instead will be tested for impairment at least annually or more frequently if certain impairment indicators are present. In the event management determines that the value of goodwill has become impaired, an accounting charge for the amount of impairment during the quarter in which the determination is made may be recognized. Goodwill is primarily attributable to the assembled workforce of Codecademy and opportunity for Skillsoft to penetrate the enterprise market with Codecademy products. Goodwill recognized is not expected to be deductible for tax purposes. The table below indicates the estimated fair value of each of the identifiable intangible assets associated with the Codecademy Acquisition:
	Preliminary Estimated Asset Fair Value	Preliminary Weighted Average Useful Life (Years)
Trade name	$44,000	14 years
Developed Technology	40,000	5 years
Content	18,000	5 years
Customer Relationships	10,000	6 years
Total	$112,000
Less: net intangible assets reported on Codecademy’s historical financial statements as of December 31, 2021	2,373
Pro forma adjustment	$109,627
The preliminary fair values reflected above were determined in accordance with ASC 820, Fair Value Measurement. The Codecademy customer relationship fair value was determined using an income approach under a multi-period excess earnings approach whereby the cash flows in excess of those needed to operate contributory assets over a period of time are otherwise attributed to the fair value of the asset. The Codecademy trade name fair value was determined using an income approach with an estimate developed from the relief-from-royalty method and the projected cash savings over an estimated period of time that would otherwise be required to license this asset. The developed technology and content fair assets were valued using a replacement cost approach. Excess purchase price was allocated to goodwill.
The estimated useful lives were determined based on a review of the time period over which economic benefit is estimated to be generated as well as additional factors. Factors considered include contractual life, the period over which a majority of cash flow is expected to be generated or management’s view based on historical experience with similar assets.

The pro forma adjustments included in the Unaudited Pro Forma Financial Information for the purchase price allocation and other transaction adjustments are as follows:
4A.
Represents estimated cash that will be retained by the seller in accordance with the terms of the Merger Agreement whereby any cash in excess of $3.0 million at the closing date will not be transferred to the buyer.

4B.
Reflects payment of approximately $203.4 million, representing the cash consideration component of the purchase price.

4C.
Reflects issuance of 30.4 million shares of Common Stock representing equity consideration of $182.5 million based and a closing price of Common Stock of $6.01 per share on the April 4, 2022 acquisition date.

4D.
Reflects the elimination of previously issued and outstanding shares of common stock of Codecademy at the date of the Codecademy Transactions and accumulated deficit balance.

4E.
Reflects the increase in intangible assets and goodwill due to the step up in fair value adjustments recognized as part of the Codecademy Transactions based on the preliminary purchase price allocation.

4F.
Reflects the settlement and payment of estimated transaction costs related to the Codecademy Acquisition, including, among others, fees paid for financial advisors, legal services, and professional accounting services. These transaction costs are not reflected in the historical consolidated balance sheet of Skillsoft or Codecademy.

4G.
Reflects adjustments for the tax impact on the pro forma adjustments at the U.S. federal statutory tax rate of 21% as of January 31, 2022 resulting from the acquisition. The effective tax rate of Skillsoft following the Codecademy Acquisition could be significantly different than what is presented within the unaudited pro forma financial information based on several factors including geographic mix of our taxable income or legal entity structure, among others.

4H.
Reflects additional stock-based compensation expense that would have been recognized had the Codecademy Acquisition occurred as of February 1, 2021.

4I.
Reflects additional amortization expense as if the Codecademy Acquisition had occurred as of February 1, 2021. Amortization expense is based on the fair value of the amortizable assets and the estimated economic useful life of the identified intangible assets.

5.   Predecessor Pro Forma Statement of Operations
On October 12, 2020, Software Luxembourg Holding S.A. (“Software Luxembourg”) and Churchill, entered into an Agreement and Plan of Merger (the “Skillsoft Merger Agreement”) by and between Churchill and Software Luxembourg. Pursuant to the terms of the Skillsoft Merger Agreement, a business combination between Churchill and Software Luxembourg was effected through the merger of Software Luxembourg with and into Churchill (the “Skillsoft Merger”), with Churchill being the surviving company. On June 11, 2021, Churchill completed its acquisition of Software Luxembourg, and changed its corporate name from Churchill to Skillsoft Corp. In addition, the Company changed its fiscal year end from December 31 to January 31. On June 11, 2021, the Company completed the acquisition of Global Knowledge (such acquisition, the “Global Knowledge Merger”). The unaudited condensed consolidated statement of operations included herein have been calculated on a pro forma basis as if each of these transactions occurred on February 1, 2021.

A summary of the Pro Forma Statement of Operations for predecessor entities for the year ended January 31, 2022 is as follows:
	Predecessor Companies for the period from February 1, 2021 to June 11, 2021			Successor Company for the Period from June 12, 2021 to January 31, 2022	For the Fiscal Year Ended January 31, 2022
	Churchill Capital Corp II (Note 6)	Software Luxembourg (Note 7)	Global Knowledge (Note 8)	Skillsoft Corp. (Note 9)	Skillsoft Pro Forma Condensed Combined
Revenues:
Total revenues	$—	$121,785	$71,932	$351,843	$545,560
Operating expenses
Cost of revenues	—	22,043	34,698	100,726	157,467
Content and software development	—	15,012	492	30,568	46,072
Selling and marketing	—	30,094	16,404	95,182	141,680
General and administrative	—	16,471	19,765	70,840	107,076
Amortization of intangible assets	—	47,165	17,034	88,975	153,174
Recapitalization and transaction-related costs	59,121	47,463	—	10,864	117,448
Restructuring	—	(576)	2,764	3,575	5,763
Operating and formation costs	2,952	—	—	—	2,952
Total operating expenses	62,073	177,672	91,157	400,730	731,632
Operating loss:	$(62,073)	$(55,887)	$(19,225)	$(48,887)	$(186,072)
Other income (expense), net	—	(167)	624	(1,881)	(1,424)
(Loss) gain on derivative liabilities	(22,502)	900	—	17,441	(4,161)
Interest income	—	60	—	76	136
Interest expense	—	(10,847)	—	(18,301)	(29,148)
Loss before provision for (benefit from) income taxes	(84,575)	(65,941)	(18,601)	(51,552)	(220,669)
Provision for (benefit from) income taxes	2	(6,037)	(867)	(1,889)	(8,791)
Loss from continuing operations	(84,577)	(59,904)	(17,734)	(49,663)	(211,878)
Income from discontinued operations, net of tax	—	1,175	—	11,940	13,115
Net loss	$(84,577)	$(58,729)	$(17,734)	$(37,723)	$(198,763)
6.   Churchill Capital Corp II Pro Forma Adjustments
A summary of pro forma adjustments to the Churchill historical financial statements for the period from February 1, 2021 to June 11, 2021 is as follows:
For the period from February 1, 2021 to June 11, 2021
	Churchill Capital Corp II	Pro Forma Adjustments	Pro Forma Condensed Combined
Revenues:
Total revenues	$—	$—	$—
Operating expenses
Cost of revenues	—	—	—
Content and software development	—	—	—
Selling and marketing	—	—	—

	For the period from February 1, 2021 to June 11, 2021
	Churchill Capital Corp II	Pro Forma Adjustments		Pro Forma Condensed Combined
General and administrative	—	—		—
Recapitalization and transaction-related costs	59,121	—		59,121
Restructuring	—	—		—
Operating and formation costs	2,952	—		2,952
Total operating expenses	62,073	—		62,073
Operating loss:	$(62,073)	$—		$(62,073)
Other income (expense), net	60	(60)	6A	—
(Loss) gain on derivative liabilities	(51,283)	28,781	6B	(22,502)
Interest income	—	—		—
Interest expense	—	—		—
Loss before provision for income taxes	(113,296)	28,721		(84,575)
Provision for income taxes	2	—		2
Net loss	$(113,298)	$28,721		$(84,577)

The pro forma adjustments above consist of the following:
6A.
Reflects the removal of interest income earned on Churchill’s marketable securities

6B.
Reflects (i) the recognition of a $27.7 million and $0.2 million loss related to a subscription agreement with a PIPE investor for the year ended January 31, 2022 and for the period from February 1, 2021 to June 11, 2021, respectively, and (ii) a $1.0 million loss and $0.6 million gain on a conversion feature of a note receivable used to fund working capital for the year ended January 31, 2022 and for the period from February 1, 2021 to June 11, 2021, respectively.

7.   Software Luxembourg Pro Forma Adjustments
A summary of pro forma adjustments to the Software Luxembourg historical financial statements for the period from February 1, 2021 to June 11, 2021 is as follows:
	For the period from February 1, 2021 to June 11, 2021
	Skillsoft Predecessor Basis	Pro Forma Adjustments		Pro Forma Skillsoft
Revenues:
Total revenues	$102,494	$19,291	7A	$121,785
Operating expenses
Cost of revenues	22,043	—		22,043
Content and software development	15,012	—		15,012
Selling and marketing	34,401	(4,307)	7B	30,094
General and administrative	16,471	—		16,471
Amortization of intangible assets	46,492	673	7C	47,165
Impairment of goodwill	—	—		—
Recapitalization and transaction-related costs	6,641	40,822	7D	47,463
Restructuring	(576)	—		(576)
Total operating expenses	140,484	37,188		177,672
Operating loss:	$(37,990)	$(17,897)		$(55,887)
Other expense, net	(167)	—		(167)
Fair value adjustment of warrants	900	—		900

	For the period from February 1, 2021 to June 11, 2021
	Skillsoft Predecessor Basis	Pro Forma Adjustments		Pro Forma Skillsoft
Interest income	60	—		60
Interest expense, net	(16,763)	5,916	7E	(10,847)
Loss before benefit from income taxes	(53,960)	(11,981)		(65,941)
Benefit from income taxes	(3,521)	(2,516)	7F	(6,037)
Loss from continuing operations	(50,439)	(9,465)		(59,904)
Income from discontinued operations, net of tax	1,175	—		1,175
Net loss	$(49,264)	$(9,465)		$(58,729)

7A.
Reflects the elimination of deferred revenue “fresh start reporting” and fair value adjustments recorded in Skillsoft’s historical periods based on the assumed adoption of ASU 2021-08 — Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers (“ASU 2021-08”) as of February 1, 2021, which requires deferred revenue to be recognized using the revenue recognition guidance in Accounting Standards Codification Topic 606 rather than fair value.

7B.
Reflects the reduction of commissions expense based due to the assumed elimination of Skillsoft’s deferred contract acquisition costs as of February 1, 2021 which were replaced by the establishment of customer relationship assets and corresponding increases to amortization expense.

7C.
Reflects adjustments to amortization expense assuming as if the Skillsoft Merger had occurred as of February 1, 2021. Amortization expense is based on the fair value of the amortizable assets and the estimated economic useful life of the identified intangible assets.

7D.
Reflects transaction costs incurred by Skillsoft related to the acquisition by Churchill Capital Corp II. including, among others, fees paid for financial advisors, legal services and professional accounting services. These transaction costs were incurred during the period from June 11, 2021 to January 31, 2022 but have been reclassified to the earliest period presented as if the acquisitions had occurred on February 1, 2021.

7E.
Reflects adjustment to interest expense based on the current capital structure in place after completion of the Skillsoft Merger and Global Knowledge Merger.

7F.
Reflects adjustments for the tax impact on the pro forma adjustments at the US federal statutory tax rate of 21%. The prospective effective tax rate of the combined company could be significantly different than what is presented within the unaudited pro forma financial information based on several factors including geographic mix of our taxable income or legal entity structure and tax planning strategies, among other things.

8.   Global Knowledge Pro Forma Adjustments
A summary of pro forma adjustments to the Global Knowledge historical financial statements for the period from February 1, 2021 to June 11, 2021 is as follows:

	For the period from February 1, 2021 to June 11, 2021
	Global Knowledge Predecessor Basis	Pro Forma Adjustments			Pro Forma Global Knowledge
Revenues:
Total revenues	$71,932	$			$71,932
Operating expenses
Cost of revenues	34,698				34,698
Content and software development	492				492
Selling and marketing	16,404				16,404
General and administrative	19,765				19,765
Amortization of intangible assets	2,646		14,388	8A	17,034
Restructuring	2,764		—		2,764
Total operating expenses	76,769		14,388		91,157
Operating loss:	$(4,837)		$(14,388)		$(19,225)
Other expense, net	624		—		624
Interest expense, net	(11,970)		11,970	8B	—
Loss before provision for (benefit from) income taxes	(16,183)		(2,418)		(18,601)
Provision for (benefit from) income taxes	(359)		(508)	8C	(867)
Net loss	$(15,824)		$(1,910)		$(17,734)

8A.
Reflects adjustments to amortization expense assuming as if the Global Knowledge Merger had occurred as of February 1, 2021. Amortization expense is based on the fair value of the amortizable assets and the estimated economic useful life of the identified intangible assets.

8B.
Reflects the elimination of interest expense for historical periods. See Note 5 for pro forma interest of the combined company.

8C.
Reflects adjustments for the tax impact on the pro forma adjustments at the US federal statutory tax rate of 21%. The prospective effective tax rate of the combined company could be significantly different than what is presented within the unaudited pro forma financial information based on several factors including geographic mix of our taxable income or legal entity structure and tax planning strategies, among other things.

9.   Skillsoft Corp. Pro Forma Adjustments
A summary of pro forma adjustments to the Skillsoft historical financial statements for the period from June 12, 2021 to January 31, 2022 is as follows:
	For the period from June 12, 2021 to January 31, 2022
	Skillsoft Successor Basis	Pro Forma Adjustments		Pro Forma Skillsoft
Revenues:
Total revenues	$351,843	$—		$351,843
Operating expenses
Cost of revenues	100,726	—		100,726
Content and software development	30,568	—		30,568
Selling and marketing	92,994	2,188	9A	95,182
General and administrative	70,840	—		70,840
Amortization of intangible assets	89,049	(74)	9B	88,975

	For the period from June 12, 2021 to January 31, 2022
	Skillsoft Successor Basis	Pro Forma Adjustments		Pro Forma Skillsoft
Impairment of goodwill	—	—		—
Recapitalization and transaction-related costs	19,587	(8,723)	9C	10,864
Restructuring	3,575	—		3,575
Total operating expenses	407,339	(6,609)		400,730
Operating loss:	$(55,496)	$6,609		$(48,887)
Other expense, net	(1,881)	—		(1,881)
Fair value adjustment of warrants	17,441	—		17,441
Interest income	76	—		76
Interest expense, net	(23,190)	4,889	9D	(18,301)
Loss before benefit from income taxes	(63,050)	11,498		(51,552)
Benefit from income taxes	(4,304)	2,415	9E	(1,889)
Loss from continuing operations	(58,746)	9,083		(49,663)
Income from discontinued operations, net of tax	11,940	—		11,940
Net loss	$(46,806)	$9,083		$(37,723)

9A.
Reflects the increase in commissions expense due to the assumed elimination of Skillsoft’s deferred contract acquisition costs as of February 1, 2021 which were replaced by the establishment of customer relationship assets and corresponding increases to amortization expense.

9B.
Reflects adjustments to amortization expense assuming as if the Skillsoft Merger had occurred as of February 1, 2021. Amortization expense is based on the fair value of the amortizable assets and the estimated economic useful life of the identified intangible assets.

9C.
Reflects transaction costs incurred by Skillsoft related to the acquisition by Churchill including, among others, fees paid for financial advisors, legal services and professional accounting services. These transaction costs were incurred during the period from June 11, 2021 to January 31, 2022 but have been reclassified to the earliest period presented as if the acquisitions had occurred on February 1, 2021.

9D.
Reflects adjustment to interest expense based on the current capital structure in place after completion of the Skillsoft Merger and Global Knowledge Merger.

9E.
Reflects adjustments for the tax impact on the pro forma adjustments at the US federal statutory tax rate of 21%. The prospective effective tax rate of the combined company could be significantly different than what is presented within the unaudited pro forma financial information based on several factors including geographic mix of our taxable income or legal entity structure and tax planning strategies, among other things.

Part II
Information not required in prospectus
Item 14.   Other expenses of issuance and distribution
The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the Class A common stock and warrants being registered. All amounts shown are estimates except for the SEC registration fee.
Amount paid or to be paid
SEC registration fee		$13,683.14
Printing and engraving expenses	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Miscellaneous	$	*
Total	$	*

*
These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Item 15.   Indemnification of directors and officers
Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s second amended and restated certificate of incorporation provides for this limitation of liability.
Section 145 of the DGCL, provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.
Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.
The Company’s amended and restated bylaws provide that we must indemnify and advance expenses to our directors and officers to the full extent authorized by the DGCL.
We have entered into indemnification agreements with each of our directors and executive officers. Such agreements may require us, among other things, to advance expenses and otherwise indemnify our executive officers and directors against certain liabilities that may arise by reason of their status or service as executive officers or directors, to the fullest extent permitted by law. We intend to enter into indemnification agreements with any new directors and executive officers in the future.
The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, any provision of the Company’s second amended and restated certificate of incorporation, the Company’s second amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, the Company shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by the Board pursuant to the applicable procedure outlined in the Company’s second amended and restated bylaws.
Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts. The Company maintains and expect to maintain standard policies of insurance that provide coverage (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to the Company with respect to indemnification payments that the Company may make to such directors and officers.
These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.
The Company believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.
Item 16.   Exhibits and financial statement schedules
See the Exhibit Index immediately following the signature page for a list of exhibits filed as part of this registration statement, which Exhibit Index is incorporated herein by reference.
Item 17.   Undertakings
(a)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 15 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended (the “Securities Act”) and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(b)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)
That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(6)
That for purposes of determining any liability under the Securities Act:

(i)
The information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)
Each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX
Number	Description
2.1	Agreement and Plan of Merger, dated as of October 12, 2020, by and among Churchill Capital Corp II and Software Luxembourg Holding S.A. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Churchill on October 16, 2020).
2.2	Agreement and Plan of Merger, dated as of October 12, 2020, by and among Churchill Capital Corp II, Magnet Merger Sub, Inc. and Albert DE Holdings, Inc. (incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K filed by Churchill on October 16, 2020).
2.3	Merger Agreement Amendment, dated as of January 22, 2021, by and between Churchill Capital Corp II and Software Luxembourg Holding S.A. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Churchill on January 28, 2021).
2.4	Agreement and Plan of Merger, dated as of December 22, 2021, by and among Skillsoft Corp., Ryzac, Inc., Skillsoft Finance II, Inc., Skillsoft Newco I, Inc., Skillsoft Newco II, LLC and Fortis Advisors LLC (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by the Company on December 22, 2021).
2.5	Stock Purchase Agreement, dated as of June 12, 2022, by and among Skillsoft Corp., Skillsoft (US)
Corporation, Amber Holding Inc., and Cornerstone OnDemand, Inc. (incorporated by reference to
Exhibit 2.1 to the Current Report on Form 8-K filed by the Company on June 13, 2022).
3.1	Second Amended and Restated Certificate of Incorporation of Skillsoft Corp. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Company on June 17, 2021).
3.2	Second Amended and Restated Bylaws of Skillsoft Corp. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by the Company on June 17, 2021).
4.1	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.2 to Amendment No. 2 to the Registration Statement on Form S-1 filed by Churchill on June 26, 2019).
4.2	Warrant Agreement, dated June 26, 2019, between Continental Stock Transfer & Trust Company and Churchill Capital Corp II (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Churchill on July 2, 2019).
4.3	Specimen Warrant Certificate (included in Exhibit 4.2).
4.4	Prosus Subscription Agreement dated as of October 12, 2020, by and between Churchill Capital Corp II and MIH Learning B.V. as assignee of the rights and obligations of MIH Edtech Investments B.V. (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed by Churchill on October 16, 2020).
4.5	Registration Rights Agreement, dated as of April 4, 2022, by and among Skillsoft Corp. and certain securityholders named therein (incorporated by reference to Exhibit 10.2 to the Current Report on
Form 8-K filed by the Company on April 5, 2022).
4.6	Amended and Restated Registration Rights Agreement, dated as of October 12, 2020, by and among Churchill Capital Corp II, Churchill Sponsor II LLC, Software Luxembourg Holding S.A. and the Holders (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by Churchill on October 16, 2020).
5.1	Opinion of Weil, Gotshal & Manges LLP*
23.1	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1)*
23.2	Consent of Ernst & Young LLP*
23.3	Consent of Marcum LLP*
23.4	Consent of WithumSmith+Brown, PC*
23.5	Consent of BDO USA LLP*
24.1	Power of Attorney (included on signature page)
107	Filing Fee Table*

+
The schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

*
Filed herewith.

Signatures
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Greenwood, Colorado, on December 21, 2022.
Skillsoft Corp.
By:
/s/ Jeffrey R. Tarr

Name: Jeffrey R. Tarr
Title:  Chief Executive Officer and Director
KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints Sarah Kinnick Hilty, acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any and all amendments (including all pre- and post-effective amendments) to this Registration Statement on Form S-3 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated:
Signature	Title	Date
/s/ Jeffrey R. Tarr Jeffrey R. Tarr	Chief Executive Officer and Director (Principal Executive Officer)	December 21, 2022
/s/ Richard Walker Richard Walker	Chief Financial Officer (Principal Financial Officer)	December 21, 2022
/s/ Jose Torres Jose Torres	Chief Accounting Officer (Principal Accounting Officer)	December 21, 2022
/s/ Ronald W. Hovsepian Ronald W. Hovsepian	Director	December 21, 2022
/s/ Lawrence Charles Illg Lawrence Charles Illg	Director	December 21, 2022
/s/ Helena B. Foulkes Helena B. Foulkes	Director	December 21, 2022

Signature	Title	Date
/s/ Patrick Kolek Patrick Kolek	Director	December 21, 2022
/s/ Michael S. Klein Michael S. Klein	Director	December 21, 2022
/s/ Karen G. Mills Karen G. Mills	Director	December 21, 2022
/s/ Peter Schmitt Peter Schmitt	Director	December 21, 2022
/s/ Lawrence H. Summers Lawrence H. Summers	Director	December 21, 2022

By:
/s/ Sarah Kinnick Hilty

Name: Sarah Kinnick Hilty
Title:  Attorney-in-Fact